Exhibit 99.2
CCO Holdings, LLC
CCO Holdings Capital Corp.

Consolidated Financial Statements
For the years ended December 31, 2015, 2014 and 2013

F-F- 1

Report of Independent Registered Public Accounting Firm

The Manager and the Member of
CCO Holdings, LLC:
We have audited the accompanying consolidated balance sheets of CCO Holdings, LLC and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCO Holdings, LLC and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 20 to the consolidated financial statements, the Company has changed its method of accounting for the presentation of debt issuance costs for the December 31, 2015 and 2014 consolidated financial statements due to the adoption of ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, and has changed its method of accounting for the presentation of deferred tax liabilities and tax assets for the December 31, 2015 and 2014 consolidated financial statements due to the adoption of ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes.

/s/ KPMG LLP
St. Louis, Missouri
June 3, 2016

CCO HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2015	December 31, 2014

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5	$—
Accounts receivable, less allowance for doubtful accounts of
$21 and $22, respectively	264	275
Prepaid expenses and other current assets	55	47
Total current assets	324	322

RESTRICTED CASH AND CASH EQUIVALENTS	—	3,514

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated
depreciation of $6,509 and $5,477, respectively	8,317	8,344
Franchises	6,006	6,006
Customer relationships, net	856	1,105
Goodwill	1,168	1,168
Total investment in cable properties, net	16,347	16,623

LOANS RECEIVABLE - RELATED PARTY	693	112
OTHER NONCURRENT ASSETS	116	113

Total assets	$17,480	$20,684

LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,476	$1,454
Payables to related party	331	276
Total current liabilities	1,807	1,730

LONG-TERM DEBT	13,945	17,389
LOANS PAYABLE - RELATED PARTY	333	326
DEFERRED INCOME TAXES	28	234
OTHER LONG-TERM LIABILITIES	45	57

MEMBER'S EQUITY:
Member's equity	1,335	534
Accumulated other comprehensive loss	(13)	(22)
Total CCO Holdings member's equity	1,322	512

Noncontrolling interest	—	436
Total member's equity	1,322	948

Total liabilities and member's equity	$17,480	$20,684

The accompanying notes are an integral part of these consolidated financial statements.

CCO HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)

	Year Ended December 31,
	2015	2014	2013

REVENUES	$9,754	$9,108	$8,155

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	6,426	5,973	5,345
Depreciation and amortization	2,125	2,102	1,854
Other operating expenses, net	89	62	47

	8,640	8,137	7,246

Income from operations	1,114	971	909

OTHER EXPENSES:
Interest expense, net	(840)	(889)	(854)
Loss on extinguishment of debt	(126)	—	(123)
Gain (loss) on derivative instruments, net	(4)	(7)	11

	(970)	(896)	(966)

Income (loss) before income taxes	144	75	(57)

Income tax benefit (expense)	210	(13)	(11)

Consolidated net income (loss)	354	62	(68)

Less: Noncontrolling interest	(46)	(44)	(46)

Net income (loss) - CCO Holdings member	$308	$18	$(114)

CCO HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(dollars in millions)

	Year Ended December 31,
	2015	2014	2013

Consolidated net income (loss)	$354	$62	$(68)
Net impact of interest rate derivative instruments, net of tax	9	19	34

Comprehensive income (loss)	$363	$81	$(34)

The accompanying notes are an integral part of these consolidated financial statements.

CCO HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER'S EQUITY
(dollars in millions)

	Member's Equity	Accumulated Other Comprehensive Loss	Total CCO Holdings Member's Equity	Noncontrolling Interest	Total Member's Equity

BALANCE, December 31, 2012	$344	$(75)	$269	$346	$615
Net income (loss)	(114)	—	(114)	46	(68)
Net impact of interest rate derivative instruments, net of tax	—	34	34	—	34
Stock compensation expense, net	48	—	48	—	48
Distributions	(1)	—	(1)	—	(1)
Contributions	89	—	89	—	89

BALANCE, December 31, 2013	366	(41)	325	392	717
Net income	18	—	18	44	62
Net impact of interest rate derivative instruments, net of tax	—	19	19	—	19
Stock compensation expense, net	55	—	55	—	55
Distributions	(5)	—	(5)	—	(5)
Contributions	100	—	100	—	100

BALANCE, December 31, 2014	534	(22)	512	436	948
Net income	308	—	308	46	354
Net impact of interest rate derivative instruments, net of tax	—	9	9	—	9
Stock compensation expense, net	78	—	78	—	78
Distributions	(82)	—	(82)	—	(82)
Contributions	15	—	15	—	15
Cancellation of the CC VIII, LLC preferred interest	482	—	482	(482)	—

BALANCE, December 31, 2015	$1,335	$(13)	$1,322	$—	$1,322

The accompanying notes are an integral part of these consolidated financial statements.

CCO HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$354	$62	$(68)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	2,125	2,102	1,854
Noncash interest expense	28	37	43
Loss on extinguishment of debt	126	—	123
(Gain) loss on derivative instruments, net	4	7	(11)
Deferred income taxes	(214)	10	7
Other, net	82	67	82
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	10	(49)	14
Prepaid expenses and other assets	(5)	(8)	(1)
Accounts payable, accrued liabilities and other	(14)	99	117
Receivables from and payables to related party, including deferred management fees	61	57	(4)
Net cash flows from operating activities	2,557	2,384	2,156

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,840)	(2,221)	(1,825)
Change in accrued expenses related to capital expenditures	28	33	76
Sales (purchases) of cable systems, net	—	11	(676)
Change in restricted cash and cash equivalents	3,514	(3,514)	—
Other, net	(12)	(10)	(19)
Net cash flows from investing activities	1,690	(5,701)	(2,444)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	4,255	5,306	6,782
Repayments of long-term debt	(7,826)	(1,980)	(6,520)
Loans to related parties, net	(581)	(112)	—
Payments for debt issuance costs	(24)	(4)	(50)
Contributions	15	100	89
Distributions	(82)	(5)	(1)
Other, net	1	(4)	(2)
Net cash flows from financing activities	(4,242)	3,301	298

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5	(16)	10
CASH AND CASH EQUIVALENTS, beginning of period	—	16	6
CASH AND CASH EQUIVALENTS, end of period	$5	$—	$16

CASH PAID FOR INTEREST	$840	$836	$763

The accompanying notes are an integral part of these consolidated financial statements.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

1.    Organization and Basis of Presentation

Organization

CCO Holdings, LLC (“CCO Holdings”) is a holding company whose principal assets are the equity interests in its operating subsidiaries. CCO Holdings is a direct subsidiary of CCH II, LLC (“CCH II”), which is an indirect subsidiary of Charter Communications, Inc. (“Charter”) and Charter Communications Holding Company, LLC ("Charter Holdco"). The consolidated financial statements include the accounts of CCO Holdings and all of its subsidiaries where the underlying operations reside, which are collectively referred to herein as the “Company.” All significant intercompany accounts and transactions among consolidated entities have been eliminated. Charter and Charter Holdco have performed financing, cash management, treasury and other services for CCO Holdings on a centralized basis. Changes in member's equity in the consolidated balance sheets related to these activities have been considered cash receipts (contributions) and payments (distributions) for purposes of the consolidated statements of cash flows and are reflected in financing activities.

The Company is a cable operator providing services in the United States. The Company offers to residential and commercial customers traditional cable video programming, Internet services, and voice services, as well as advanced video services such as video on demand, high definition television, and digital video recorder (“DVR”) service. The Company sells its cable video programming, Internet, voice, and advanced video services primarily on a subscription basis. The Company also sells local advertising on cable networks and on the Internet and provides fiber connectivity to cellular towers and office buildings.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; valuations and impairments of property, plant and equipment, intangibles and goodwill; income taxes; contingencies and programming expense. Actual results could differ from those estimates.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost, which approximates market value. Cash and cash equivalents consist primarily of money market funds and commercial paper.

Restricted Cash and Cash Equivalents

Proceeds from the issuance of certain long-term debt were deposited into escrow accounts and were to be used for acquisition financing and were contractually restricted as to their withdrawal or use. See Note 8. The amounts held in escrow were classified as noncurrent restricted cash and cash equivalents in the Company's consolidated balance sheets. The Company's restricted cash and cash equivalents were primarily invested in money market funds and 90-day or less commercial paper. The changes in restricted cash and cash equivalents are presented as an investing activity in the Company's consolidated statements of cash flows.

Property, Plant and Equipment

Additions to property, plant and equipment are recorded at cost, including all material, labor and certain indirect costs associated with the construction of cable transmission and distribution facilities. While the Company’s capitalization is based on specific activities, once capitalized, costs are tracked by fixed asset category at the cable system level and not on a specific asset basis. For assets that are sold or retired, the estimated historical cost and related accumulated depreciation is removed. Costs associated

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

with initial customer installations and the installation of equipment necessary to provide video, Internet or voice services are capitalized. Costs capitalized as part of installations include materials, labor, and certain indirect costs. Indirect costs are associated with the activities of the Company’s personnel who assist in installation activities and consist of compensation and other costs associated with these support functions. Indirect costs primarily include employee benefits and payroll taxes, direct variable costs associated with capitalizable activities, consisting primarily of installation and construction, vehicle costs, the cost of dispatch personnel and indirect costs directly attributable to capitalizable activities. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while plant and equipment replacement, including replacement of certain components, and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.

Depreciation is recorded using the straight-line composite method over management’s estimate of the useful lives of the related assets as follows:

Cable distribution systems	7-20 years
Customer premise equipment and installations	3-8 years
Vehicles and equipment	3-6 years
Buildings and improvements	15-40 years
Furniture, fixtures and equipment	6-10 years

Asset Retirement Obligations

Certain of the Company’s franchise agreements and leases contain provisions requiring the Company to restore facilities or remove equipment in the event that the franchise or lease agreement is not renewed. The Company expects to continually renew its franchise agreements and has concluded that all of the related franchise rights are indefinite lived intangible assets. Accordingly, the possibility is remote that the Company would be required to incur significant restoration or removal costs related to these franchise agreements in the foreseeable future. A liability is required to be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company has not recorded an estimate for potential franchise related obligations, but would record an estimated liability in the unlikely event a franchise agreement containing such a provision were no longer expected to be renewed. The Company also expects to renew many of its lease agreements related to the continued operation of its cable business in the franchise areas. The Company does not have any significant liabilities related to asset retirements recorded in its consolidated financial statements.

Other Noncurrent Assets

Other noncurrent assets primarily include right-of-entry costs. Right-of-entry costs represent costs incurred related to agreements entered into with landlords, real estate companies or owners to gain access to a building in order to provide cable service. Right-of-entry costs are generally deferred and amortized to amortization expense over the term of the agreement.

Valuation of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets to be held and used when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as impairment of the Company’s indefinite life assets, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or a deterioration of operating results. If a review indicates that the carrying value of such asset is not recoverable from estimated undiscounted cash flows, the carrying value of such asset is reduced to its estimated fair value. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect its evaluations of asset recoverability. No impairments of long-lived assets to be held and used were recorded in 2015, 2014 and 2013.

Revenue Recognition

Revenues from residential and commercial video, Internet and voice services are recognized when the related services are provided. Advertising sales are recognized at estimated realizable values in the period that the advertisements are broadcast. In some cases,

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

the Company coordinates the advertising sales efforts of other cable operators in a certain market and remits amounts received from customers less an agreed-upon percentage to such cable operator. For those arrangements in which the Company acts as a principal, the Company records the revenues earned from the advertising customer on a gross basis and the amount remitted to the cable operator as an operating expense.

Fees imposed on the Company by various governmental authorities are passed through on a monthly basis to the Company’s customers and are periodically remitted to authorities. Fees of $255 million, $248 million and $234 million for the years ended December 31, 2015, 2014 and 2013, respectively, are reported in video, voice and commercial revenues, on a gross basis with a corresponding operating expense because the Company is acting as a principal. Other taxes, such as sales taxes imposed on the Company's customers, collected and remitted to state and local authorities, are recorded on a net basis because the Company is acting as an agent in such situation.

The Company’s revenues by product line are as follows:

	Year Ended December 31,
	2015	2014	2013

Video	$4,587	$4,443	$4,040
Internet	3,003	2,576	2,186
Voice	539	575	644
Residential revenue	8,129	7,594	6,870

Small and medium business	764	676	553
Enterprise	363	317	259
Commercial revenue	1,127	993	812

Advertising sales	309	341	291
Other	189	180	182

	$9,754	$9,108	$8,155

Programming Costs

The Company has various contracts to obtain basic, digital and premium video programming from programming vendors whose compensation is typically based on a flat fee per customer. The cost of the right to exhibit network programming under such arrangements is recorded in operating expenses in the month the programming is available for exhibition. Programming costs are paid each month based on calculations performed by the Company and are subject to periodic audits performed by the programmers. Certain programming contracts contain incentives to be paid by the programmers. The Company receives these payments and recognizes the incentives on a straight-line basis over the life of the programming agreement as a reduction of programming expense. This offset to programming expense was $19 million, $19 million and $7 million for the years ended December 31, 2015, 2014 and 2013, respectively. Programming costs included in the accompanying statements of operations were $2.7 billion, $2.5 billion and $2.1 billion for the years ended December 31, 2015, 2014 and 2013, respectively.

Advertising Costs

Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred. Such advertising expense was $389 million, $380 million and $357 million for the years ended December 31, 2015, 2014 and 2013, respectively.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

Multiple-Element Transactions

In the normal course of business, the Company enters into multiple-element transactions where it is simultaneously both a customer and a vendor with the same counterparty or in which it purchases multiple products and/or services, or settles outstanding items contemporaneous with the purchase of a product or service from a single counterparty. Transactions, although negotiated contemporaneously, may be documented in one or more contracts. The Company’s policy for accounting for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the products or services purchased and the products or services sold. In determining the fair value of the respective elements, the Company refers to quoted market prices (where available), historical transactions or comparable cash transactions.

Stock-Based Compensation

Restricted stock, restricted stock units, stock options as well as restricted stock and stock options with market conditions are measured at the grant date fair value and amortized to stock compensation expense over the requisite service period. The cost associated with Charter's stock-based compensation is included within the Company's operating costs and expenses and was $78 million, $55 million and $48 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model and Monte Carlo simulations for options and restricted stock units with market conditions. The grant date weighted average assumptions used during the years ended December 31, 2015, 2014 and 2013, respectively, were: risk-free interest rate of 1.5%, 2.0% and 1.5%; expected volatility of 34.7%, 36.9% and 37.8%, and expected lives of 6.5 years, 6.5 years and 6.3 years. The grant date weighted average cost of equity used was 16.2% during the year ended December 31, 2013. Volatility assumptions were based on historical volatility of Charter and a peer group. Charter’s volatility assumptions represent management’s best estimate and were partially based on historical volatility of a peer group because management does not believe Charter’s pre-emergence from bankruptcy historical volatility to be representative of its future volatility. Expected lives were calculated based on the simplified-method due to insufficient historical exercise data.  The valuations assume no dividends are paid.

Income Taxes

CCO Holdings is a single member limited liability company not subject to income tax. CCO Holdings holds all operations through indirect subsidiaries. The majority of these indirect subsidiaries are limited liability companies that are not subject to income tax. Certain indirect subsidiaries are taxed as corporations, subject to federal and state tax. The Company does not have a formal tax sharing agreement between the indirect parent company, Charter, and its subsidiaries that file as part of Charter’s consolidated tax return. CCO Holdings’ tax provision reflects the tax provision of the entities required to file separate returns. The impact on deferred taxes of changes in tax rates and tax law, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment (see Note 16).

Charter, the Company’s indirect parent company, is subject to income taxes. Accordingly, in addition to the Company’s deferred tax liabilities, Charter has recorded net deferred tax liabilities of approximately $1.6 billion which are not reflected at the Company.

Segments

The Company’s operations are conducted through the use of a unified network and are managed and reported to its Chief Executive Officer ("CEO"), the Company's chief operating decision maker, on a consolidated basis. The CEO assesses performance and allocates resources based on the consolidated results of operations. Under this organizational and reporting structure, the Company has one reportable segment, broadband services.

3.    Mergers and Acquisitions

TWC Transaction

On May 18, 2016, Charter closed on the Agreement and Plan of Mergers (the “Merger Agreement”) with Time Warner Cable Inc. ("TWC"), CCH I, LLC (“New Charter”), a wholly owned subsidiary of Charter prior to the closing of the Merger Agreement; Nina Corporation I, Inc., Nina Company II, LLC, a wholly owned subsidiary of New Charter; and Nina Company III, LLC, a wholly owned subsidiary of New Charter, pursuant to which the parties engaged in a series of transactions that resulted in Charter and

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

TWC becoming wholly owned subsidiaries of New Charter (the “TWC Transaction,” and together with the Bright House Transaction described below, the "Transactions"), on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, New Charter is the new public company parent that holds the operations of the combined companies and was renamed Charter Communications, Inc. Upon consummation of the TWC Transaction, each outstanding share of TWC common stock (other than TWC stock held by Liberty Broadband Corporation ("Liberty Broadband") and Liberty Interactive Corporation (collectively, the "Liberty Parties")), was converted into the right to receive $100 in cash and shares of New Charter Class A common stock ("New Charter common stock") equivalent to 0.5409 shares of Charter Class A common stock (the "Option A Election"). Each stockholder of TWC also had the option to elect to receive for each outstanding share of TWC common stock (other than TWC stock held by the Liberty Parties) $115 in cash and shares of New Charter common stock equivalent to 0.4562 shares of Charter common stock (the "Option B Election"). Out of approximately 285 million shares of TWC common stock outstanding as of the date of election, approximately 170 million shares elected the Option A Election and approximately 3 million shares elected the Option B Election. All shares as to which no election was made at or prior to the date of election were, by default, converted into the right to receive the Option A Election. Upon consummation of the TWC Transaction, each share of TWC common stock held by the Liberty Parties was converted into New Charter common stock. The total enterprise value of TWC was approximately $85 billion, including cash, equity and TWC debt assumed.

Bright House Transaction

On May 18, 2016, Charter closed on the definitive Contribution Agreement (the “Contribution Agreement”), as amended on May 23, 2015 in connection with the execution of the Merger Agreement, with Advance/Newhouse Partnership (“A/N”), A/NPC Holdings LLC, New Charter and Charter Holdings, the Company's wholly owned subsidiary, pursuant to which Charter became the owner of the membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “Bright House Transaction”). At closing, Charter Holdings paid to A/N approximately $2 billion in cash, issued to A/N convertible preferred units of Charter Holdings with a face amount of $2.5 billion which pays a 6% coupon, approximately 31.0 million common units of Charter Holdings that are exchangeable into New Charter common stock on a one-for-one basis with a value of approximately $7 billion and one share of a new class of New Charter common stock.

Liberty Transaction and Debt Financing for the TWC Transaction and Bright House Transaction
In connection with the TWC Transaction, Charter and Liberty Broadband entered into an investment agreement, pursuant to which Liberty Broadband agreed to invest $4.3 billion in New Charter at the closing of the TWC Transaction to partially finance the cash portion of the TWC Transaction consideration. In connection with the Bright House Transaction, Liberty Broadband agreed to purchase at the closing of the Bright House Transaction $700 million of New Charter Class A common stock.

Charter financed the cash portion of the purchase price of the TWC Transaction and Bright House Transaction with additional indebtedness and cash on the companies’ balance sheets.  In 2015, Charter issued $15.5 billion CCO Safari II, LLC ("CCO Safari II") senior secured notes, $3.8 billion CCO Safari III, LLC ("CCO Safari III") senior secured bank loans and $2.5 billion CCOH Safari, LLC ("CCOH Safari") senior unsecured notes.  The net proceeds were initially deposited into escrow accounts. Upon closing of the TWC Transaction and release of the proceeds, the CCOH Safari notes became obligations of CCO Holdings and CCO Holdings Capital Corp. and the CCO Safari II notes and CCO Safari III credit facilities became obligations of Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp., subsidiaries of CCO Holdings. CCOH Safari merged into CCO Holdings and CCO Safari II and CCO Safari III merged into Charter Operating. For the years ended December 31, 2015 and 2014, interest expense incurred by CCOH Safari, CCO Safari II and CCO Safari III was approximately $474 million and $30 million, respectively.
Acquisition of Bresnan

On July 1, 2013, Charter and Charter Operating acquired Bresnan Broadband Holdings, LLC and its subsidiaries (collectively, “Bresnan”) from a wholly owned subsidiary of Cablevision Systems Corporation ("Cablevision"), for $1.625 billion in cash, as well as a working capital adjustment and a reduction for certain funded indebtedness of Bresnan. Bresnan manages cable operating systems in Montana, Wyoming, Colorado and Utah. Charter funded the purchase of Bresnan with a $1.5 billion term loan (see Note 8) and borrowings under the Charter Operating credit facilities. The Company’s revenues for the year ended December 31, 2013, assuming the acquisition of Bresnan had closed on January 1, 2013, would have been $8.4 billion (unaudited).

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

4.    Allowance for Doubtful Accounts

Activity in the allowance for doubtful accounts is summarized as follows for the years presented:

	Year Ended December 31,
	2015	2014	2013
Balance, beginning of period	$22	$19	$14
Charged to expense	135	122	101
Uncollected balances written off, net of recoveries	(136)	(119)	(96)

Balance, end of period	$21	$22	$19

5.    Property, Plant and Equipment

Property, plant and equipment consists of the following as of December 31, 2015 and 2014:

	December 31,
	2015	2014

Cable distribution systems	$8,158	$7,919
Customer premise equipment and installations	4,632	4,388
Vehicles and equipment	379	331
Buildings and improvements	540	469
Furniture, fixtures and equipment	1,117	714

	14,826	13,821
Less: accumulated depreciation	(6,509)	(5,477)

	$8,317	$8,344

The Company periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future. A significant change in assumptions about the extent or timing of future asset retirements, or in the Company’s use of new technology and upgrade programs, could materially affect future depreciation expense.

Depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $1.9 billion, $1.8 billion, and $1.6 billion, respectively.

6.    Franchises, Goodwill and Other Intangible Assets

Franchise rights represent the value attributed to agreements or authorizations with local and state authorities that allow access to homes in cable service areas. For valuation purposes, they are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services to potential customers (service marketing rights).

Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite life. All franchises that qualify for indefinite life treatment are tested for impairment annually or more frequently as warranted by events or changes in circumstances. In determining whether our franchises have an indefinite life, the Company considered the likelihood of franchise renewals, the expected costs of franchise renewals, and the technological state of the associated cable systems, with a view to whether or not it is in compliance with any technology upgrading requirements specified in a franchise

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

agreement. The Company has concluded that as of December 31, 2015 and 2014 all of its franchises qualify for indefinite life treatment.

Franchise assets are aggregated into essentially inseparable units of accounting to conduct valuations. The units of accounting generally represent geographical clustering of our cable systems into groups. The Company assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that an indefinite lived intangible asset has been impaired. If, after this optional qualitative assessment, the Company determines that it is not more likely than not that an indefinite lived intangible asset has been impaired, then no further quantitative testing is necessary. In completing the qualitative impairment testing, the Company evaluates the impact of various factors to the expected future cash flows attributable to its units of accounting and to the assumed discount rate which would be used to determine the present value of those cash flows. Such factors include macro-economic and industry conditions including the capital markets, regulatory, and competitive environment, and costs of programming and customer premise equipment along with changes to our organizational structure and strategies. A recent valuation of the Company was performed for tax purposes during 2015 and was included as a key factor in the Company’s qualitative assessment of the Company’s franchise assets. After consideration of the qualitative factors, in 2015 the Company concluded that it is more likely than not that the fair value of the franchise assets in each unit of accounting exceeds the carrying value of such assets and therefore did not perform a quantitative analysis.

Periodically, the Company will elect to perform a quantitative analysis. If the Company elects or is required to perform a quantitative analysis to test its franchise assets for impairment, the Company determines the estimated fair value of franchises utilizing an income approach model based on the present value of the estimated discrete future cash flows attributable to each of the intangible assets identified assuming a discount rate. The fair value of franchises for impairment testing is determined based on estimated discrete discounted future cash flows using assumptions consistent with internal forecasts. The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained (less the anticipated churn for the potential customer). The sum of the present value of the franchises' after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchises.

This approach makes use of unobservable factors such as projected revenues, expenses, capital expenditures, customer trends, and a discount rate applied to the estimated cash flows. The determination of the franchise discount rate is derived from the Company's weighted average cost of capital, which uses a market participant’s cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows. The Company estimates discounted future cash flows using reasonable and appropriate assumptions including among others, penetration rates for video, high-speed Internet, and voice; revenue growth rates; operating margins; and capital expenditures. The assumptions are based on the Company’s and its peers’ historical operating performance adjusted for current and expected competitive and economic factors surrounding the cable industry. The estimates and assumptions made in the Company’s valuations are inherently subject to significant uncertainties, many of which are beyond its control, and there is no assurance that these results can be achieved. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would significantly affect the measurement value include the assumptions regarding revenue growth, programming expense growth rates, the amount and timing of capital expenditures, actual customer trends and the discount rate utilized.

Goodwill is tested for impairment as of November 30 of each year, or more frequently as warranted by events or changes in circumstances. Accounting guidance also permits an optional qualitative assessment for goodwill to determine whether it is more likely than not that the carrying value of a reporting unit exceeds its fair value. If, after this qualitative assessment, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount then no further quantitative testing would be necessary. If the Company elects or is required to perform the two-step test under the accounting guidance, the first step involves a comparison of the estimated fair value of the reporting unit to its carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and the second step of the goodwill impairment is not necessary. If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed, and a comparison of the implied fair value of the reporting unit’s goodwill is compared to its carrying amount to determine the amount of impairment, if any. The fair value of the reporting unit, when performing the second step of the goodwill impairment test, is determined using both an income approach and market approach. The Company's income approach model used for its goodwill valuation is consistent with that used for its franchise valuation noted above except that cash flows from the entire business enterprise are used for the goodwill valuation. The market approach model estimates the fair value of the reporting unit based on market prices in actual precedent transactions of similar businesses and market valuations of guideline public companies. As with the Company's franchise impairment testing, in 2015 the Company elected to perform a qualitative goodwill impairment assessment and concluded that goodwill is not impaired.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

Customer relationships are recorded at fair value as of the date acquired less accumulated amortization. Customer relationships, for valuation purposes, represent the value of the business relationship with existing customers (less the anticipated customer churn), and are calculated by projecting the discrete future after-tax cash flows from these customers, including the right to deploy and market additional services to these customers. The present value of these after-tax cash flows yields the fair value of the customer relationships. The use of different valuation assumptions or definitions of franchises or customer relationships, such as our inclusion of the value of selling additional services to our current customers within customer relationships versus franchises, could significantly impact our valuations and any resulting impairment. Customer relationships are amortized on an accelerated sum of years' digits method over useful lives of 8-15 years based on the period over which current customers are expected to generate cash flows. The Company periodically evaluates the remaining useful lives of its customer relationships to determine whether events or circumstances warrant revision to the remaining periods of amortization. Customer relationships are evaluated for impairment upon the occurrence of events or changes in circumstances indicating that the carrying amount of an asset may not be recoverable. Customer relationships are deemed impaired when the carrying value exceeds the projected undiscounted future cash flows associated with the customer relationships. No impairment of customer relationships was recorded in the years ended December 31, 2015, 2014 or 2013.

As of December 31, 2015 and 2014, indefinite lived and finite-lived intangible assets are presented in the following table:

	December 31,
	2015			2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Indefinite lived intangible assets:
Franchises	$6,006	$—	$6,006	$6,006	$—	$6,006
Goodwill	1,168	—	1,168	1,168	—	1,168
Other intangible assets	4	—	4	4	—	4

	$7,178	$—	$7,178	$7,178	$—	$7,178

Finite-lived intangible assets:
Customer relationships	$2,616	$1,760	$856	$2,616	$1,511	$1,105
Other intangible assets	173	82	91	151	60	91
	$2,789	$1,842	$947	$2,767	$1,571	$1,196

Amortization expense related to customer relationships and other intangible assets for the years ended December 31, 2015, 2014 and 2013 was $271 million, $299 million and $299 million, respectively.

The Company expects amortization expense on its finite-lived intangible assets will be as follows.

2016	$237
2017	204
2018	169
2019	133
2020	95
Thereafter	109

$947

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives, impairments and other relevant factors.

7.    Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following as of December 31, 2015 and 2014:

	December 31,
	2015	2014

Accounts payable – trade	$112	$122
Accrued capital expenditures	296	268
Deferred revenue	96	85
Accrued liabilities:
Interest	167	196
Programming costs	451	430
Franchise related fees	65	65
Compensation	115	105
Other	174	183

	$1,476	$1,454

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

8.    Long-Term Debt

Long-term debt consists of the following as of December 31, 2015 and 2014:

	December 31,
	2015		2014
	Principal Amount	Accreted Value	Principal Amount	Accreted Value
CCO Holdings, LLC:
7.250% senior notes due October 30, 2017	$—	$—	$1,000	$992
7.000% senior notes due January 15, 2019	600	594	1,400	1,381
8.125% senior notes due April 30, 2020	—	—	700	692
7.375% senior notes due June 1, 2020	750	744	750	742
5.250% senior notes due March 15, 2021	500	496	500	495
6.500% senior notes due April 30, 2021	1,500	1,487	1,500	1,485
6.625% senior notes due January 31, 2022	750	740	750	739
5.250% senior notes due September 30, 2022	1,250	1,229	1,250	1,228
5.125% senior notes due February 15, 2023	1,000	990	1,000	989
5.125% senior notes due May 1, 2023	1,150	1,140	—	—
5.750% senior notes due September 1, 2023	500	495	500	495
5.750% senior notes due January 15, 2024	1,000	990	1,000	989
5.375% senior notes due May 1, 2025	750	744	—	—
5.875% senior notes due May 1, 2027	800	794	—	—
Charter Communications Operating, LLC:
Credit facilities	3,552	3,502	3,742	3,683
CCO Safari, LLC (an Unrestricted Subsidiary):
Credit facility due September 12, 2021	—	—	3,500	3,479
Long-Term Debt	$14,102	$13,945	$17,592	$17,389

The accreted values presented above represent the principal amount of the debt less the original issue discount at the time of sale and deferred financing costs, plus the accretion of both amounts to the balance sheet date. However, the amount that is currently payable if the debt becomes immediately due is equal to the principal amount of the debt. The Company has availability under its credit facilities of approximately $961 million as of December 31, 2015, and as such, debt maturing in the next twelve months is classified as long-term.

Loss on extinguishment of debt consists of the following for the years ended December 31, 2015, 2014 and 2013:

	Year ended December 31,
	2015	2014	2013

CCO Holdings notes repurchases	$123	$—	$65
Charter Operating credit amendment / prepayments	—	—	58
CCO Safari Term G Loans repayments	3	—	—

	$126	$—	$123

On April 25, 2014, Charter entered into a binding definitive agreement (the “Comcast Transactions Agreement”) with Comcast Corporation (“Comcast”), which contemplated the following transactions: (1) an asset purchase, (2) an asset exchange and (3) a

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

contribution and spin-off transaction (collectively, the “Comcast Transactions”). Pursuant to the terms of the Comcast Transactions Agreement, Comcast had the right to terminate the Comcast Transactions Agreement upon termination of the merger agreement among Comcast, TWC and Tango Acquisition Sub, Inc. (the “Comcast Merger Agreement”). On April 24, 2015, Comcast and TWC terminated the Comcast Merger Agreement, and Comcast delivered a notice of termination of the Comcast Transactions Agreement to Charter (the “Termination Notice”).  As a result of the termination, proceeds from the issuance of $3.5 billion aggregate principal amount of CCO Safari, LLC ("CCO Safari") Term G Loans ("Term G Loans"), which were held in escrow and intended to fund the closing of the Comcast Transactions, were utilized to settle the related debt obligation in April 2015. These transactions resulted in a loss on extinguishment of debt of approximately $3 million for the year ended December 31, 2015.

CCO Holdings Notes

In April 2015, CCO Holdings and CCO Holdings Capital Corp. closed on transactions in which they issued $1.15 billion aggregate principal amount of 5.125% senior unsecured notes due 2023 (the "2023 Notes"), $750 million aggregate principal amount of 5.375% senior unsecured notes due 2025 (the "2025 Notes") and $800 million aggregate principal amount of 5.875% senior unsecured notes due 2027 (the "2027 Notes"). The net proceeds from the issuance of the 2023 Notes and 2025 Notes were used to finance tender offers and a subsequent call in which $1.0 billion aggregate principal amount of CCO Holdings' outstanding 7.250% senior notes due 2017 and $700 million aggregate principal amount of CCO Holdings' outstanding 8.125% senior notes due 2020 were repurchased, as well as for general corporate purposes. The net proceeds from the issuance of the 2027 Notes were used to call $800 million of the $1.4 billion aggregate principal amount of CCO Holdings' outstanding 7.000% senior notes due 2019. These debt repurchases resulted in a loss on extinguishment of debt of $123 million for the year ended December 31, 2015.

The CCO Holdings notes are guaranteed by Charter.  They are senior debt obligations of CCO Holdings and CCO Holdings Capital Corp. and rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp.  The CCO Holdings notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating credit facilities. Upon consummation of the TWC Transaction, the CCO Holdings notes are not guaranteed by Charter or New Charter.

CCO Holdings may redeem some or all of the CCO Holdings notes at any time at a premium.  The optional redemption price declines to 100% of the respective series’ principal amount, plus accrued and unpaid interest, if any, on or after varying dates in 2016 through 2024.

In addition, at any time prior to varying dates in 2016 through 2021, CCO Holdings may redeem up to 35% (40% in regards to the 2023 Notes, 2025 Notes and 2027 Notes issued in April 2015) of the aggregate principal amount of the notes at a redemption price at a premium plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings (as defined in the indenture); provided that certain conditions are met.

In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

High-Yield Restrictive Covenants; Limitation on Indebtedness.

The indentures governing the CCO Holdings notes and CCOH Safari notes described below (following the release of proceeds from escrow) contain certain covenants that restrict the ability of CCO Holdings, CCO Holdings Capital Corp. and all of their restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on equity or repurchase equity;

•	make investments;

•	sell all or substantially all of their assets or merge with or into other companies;

•	sell assets;

•
in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to CCO Holdings, guarantee their parent companies debt, or issue specified equity interests;

•	engage in certain transactions with affiliates; and

•	grant liens.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

The above limitations in certain circumstances regarding incurrence of debt, payment of dividends and making investments contained in the indentures of CCO Holdings and CCOH Safari permit CCO Holdings and its restricted subsidiaries to perform the above, so long as, after giving pro forma effect to the above, the leverage ratio would be below a specified level for the issuer. The leverage ratio under the indentures is 6.0 to 1.0.

Charter Operating Credit Facilities

The Charter Operating credit facilities have an outstanding principal amount of $3.6 billion at December 31, 2015 as follows:

•
A term loan A with a remaining principal amount of $647 million, which is repayable in quarterly installments and aggregating $66 million in 2016 and $75 million in 2017, with the remaining balance due at final maturity on April 22, 2018. Pricing on term loan A is LIBOR plus 2%;

•
A term loan E with a remaining principal amount of approximately $1.5 billion, which is repayable in equal quarterly installments and aggregating $15 million in each loan year, with the remaining balance due at final maturity on July 1, 2020. Pricing on term loan E is LIBOR plus 2.25% with a LIBOR floor of 0.75%;

•
A term loan F with a remaining principal amount of approximately $1.2 billion, which is repayable in equal quarterly installments and aggregating $12 million in each loan year, with the remaining balance due at final maturity on January 3, 2021. Pricing on term loan F is LIBOR plus 2.25% with a LIBOR floor of 0.75%; and

•
A revolving loan with an outstanding balance of $273 million at December 31, 2015 and allowing for borrowings of up to $1.3 billion, maturing on April 22, 2018. Pricing on the revolving loan is LIBOR plus 2% with a commitment fee of 0.30%.

Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or LIBOR (0.42% and 0.17% as of December 31, 2015 and December 31, 2014, respectively), as defined, plus an applicable margin.

The Charter Operating credit facilities also allow us to enter into incremental term loans in the future, with amortization as set forth in the notices establishing such term loans. Although the Charter Operating credit facilities allow for the incurrence of a certain amount of incremental term loans subject to pro-forma compliance with its financial maintenance covenants, no assurance can be given that the Company could obtain additional incremental term loans in the future if Charter Operating sought to do so or what amount of incremental term loans would be allowable at any given time under the terms of the Charter Operating credit facilities.

The obligations of Charter Operating under the Charter Operating credit facilities are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and subsidiaries of Charter Operating. The obligations are also secured by (i) a lien on substantially all of the assets of Charter Operating and its subsidiaries, to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in any of Charter Operating’s subsidiaries, as well as inter-company obligations owing to it by any of such entities.

Charter Operating Credit Facilities — Restrictive Covenants

The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage to be tested as of the end of each quarter. The Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business. Additionally, the Charter Operating credit facilities provisions contain an allowance for restricted payments so long as the consolidated leverage ratio is no greater than 3.5 after giving pro forma effect to such restricted payment. The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the currently outstanding subordinated and parent company indebtedness, provided that, among other things, no default has occurred and is continuing under the Charter Operating credit facilities.

The events of default under the Charter Operating credit facilities include, among other things:

•	the failure to make payments when due or within the applicable grace period;

•
the failure to comply with specified covenants including the covenant to maintain the consolidated leverage ratio at or below 5.0 to 1.0 and the consolidated first lien leverage ratio at or below 4.0 to 1.0;

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

•
the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating, or Charter Operating’s subsidiaries in aggregate principal amounts in excess of $100 million; and

•
similar to provisions contained in the note indentures and credit facility, the consummation of any change of control transaction resulting in any person or group having power, directly or indirectly, to vote more than 50% of the ordinary voting power for the management of Charter Operating on a fully diluted basis and the occurrence of a ratings event including a downgrade in the corporate family rating during a ratings decline period.

Limitations on Distributions

Distributions by the Company’s subsidiaries to a parent company for payment of principal on parent company notes are restricted under the indentures and credit facilities discussed above, unless there is no default under the applicable indenture and credit facilities, and unless each applicable subsidiary’s leverage ratio test is met at the time of such distribution. As of December 31, 2015, there was no default under any of these indentures or credit facilities. Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in its credit facilities.

In addition to the limitation on distributions under the various indentures discussed above, distributions by the Company’s subsidiaries may only be made if they have “surplus” as defined in the Delaware Limited Liability Company Act.

Liquidity and Future Principal Payments

The Company continues to have significant amounts of debt, and its business requires significant cash to fund principal and interest payments on its debt, capital expenditures and ongoing operations. As set forth below, the Company has significant future principal payments beginning in 2018 and beyond. The Company continues to monitor the capital markets, and it expects to undertake refinancing transactions and utilize free cash flow and cash on hand to further extend or reduce the maturities of its principal obligations. The timing and terms of any refinancing transactions will be subject to market conditions.

Based upon outstanding indebtedness as of December 31, 2015 and assuming the TWC Transaction closes in the second quarter of 2016, the amortization of term loans, and the maturity dates for all senior and subordinated notes, total future principal payments on the total borrowings under all debt agreements as of December 31, 2015, are as follows:

Year	Amount

2016	$93
2017	102
2018	806
2019	627
2020	2,164
Thereafter	10,310

$14,102

Debt assumed by CCO Holdings and Charter Operating upon closing of the TWC Transaction

CCOH Safari Notes

In November 2015, CCOH Safari, a wholly owned subsidiary of Charter, closed on transactions in which it issued $2.5 billion aggregate principal amount of 5.750% senior unsecured notes due 2026 (the "2026 Notes"). The net proceeds from the issuance of the 2026 Notes were deposited into an escrow account and were used to partially finance the TWC Transaction as well as for general corporate purposes. Substantially concurrently with the escrow release, the 2026 Notes became obligations of CCO Holdings and CCO Holdings Capital Corp. CCOH Safari merged into CCO Holdings. Upon closing of the TWC Transaction and release of the proceeds from escrow, the Company paid approximately $41 million of additional debt issuance fees.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

Initially, the 2026 Notes were senior debt obligations of CCOH Safari. Upon release of the proceeds from escrow, the 2026 Notes are senior debt obligations of CCO Holdings and CCO Holdings Capital Corp. and rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp.  The 2026 Notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating credit facilities.

Following the release of the proceeds, CCO Holdings may redeem some or all of the 2026 Notes at any time at a premium. The optional redemption price declines to 100% of the principal amount, plus accrued and unpaid interest, if any, on or after varying dates in 2021 through 2024.

In addition, at any time following the release of the proceeds and prior to February 15, 2019, CCO Holdings and CCO Holdings Capital Corp. may redeem up to 40% of the aggregate principal amount of such 2026 Notes at a redemption price at a premium plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings (as defined in the indenture); provided that certain conditions are met.

In the event of specified change of control events, CCO Holdings must offer to purchase the 2026 Notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

CCO Safari II Notes

In July 2015, CCO Safari II, a wholly owned subsidiary of Charter, closed on transactions in which it issued $15.5 billion in aggregate principal amount of senior secured notes comprised of $2.0 billion aggregate principal amount of 3.579% senior secured notes due 2020, $3.0 billion aggregate principal amount of 4.464% senior secured notes due 2022, $4.5 billion aggregate principal amount of 4.908% senior secured notes due 2025, $2.0 billion aggregate principal amount of 6.384% senior secured notes due 2035, $3.5 billion aggregate principal amount of 6.484% senior secured notes due 2045 and $500 million aggregate principal amount of 6.834% senior notes due 2055. The net proceeds from the issuance of the CCO Safari II notes were deposited into an escrow account and were used to partially finance the TWC Transaction as well as for general corporate purposes. Upon release of the proceeds, CCO Safari II merged into Charter Operating and the CCO Safari II notes became obligations of Charter Operating and Charter Communications Operating Capital Corp. Upon closing of the TWC Transaction and release of the proceeds from escrow, the Company paid approximately $143 million of additional debt issuance fees.

Upon release of the proceeds from escrow, the CCO Safari II notes became senior debt obligations of Charter Operating and Charter Communications Operating Capital Corp. and are guaranteed by CCO Holdings and Charter Operating's subsidiaries. In addition, the CCO Safari II notes are secured by a perfected first priority security interest in substantially all of the assets of Charter Operating to the extent such liens can be perfected under the Uniform Commercial Code by the filing of a financing statement and the liens rank equally with the liens on the collateral securing obligations under the Charter Operating credit facilities. Upon release of the proceeds from escrow, Charter Operating may redeem some or all of the CCO Safari II notes at any time at a premium.

CCO Safari II Notes - Restrictive Covenants

The CCO Safari II notes were subject to the terms and conditions of the indenture governing the CCO Safari II notes as well as a separate escrow agreement until Charter Operating re-assumed its obligations for the CCO Safari II notes. The CCO Safari II notes contain customary representations and warranties and affirmative covenants with limited negative covenants. The events of default under the CCO Safari II indenture include, among others, the failure to make payments when due or within the applicable grace period.

CCO Safari III Credit Facilities

In August 2015, Charter Operating closed on a new term loan H facility ("Term H Loan") and a new term loan I facility ("Term I Loan") totaling an aggregate principal amount of $3.8 billion pursuant to the terms of Charter Operating’s Amended and Restated Credit Agreement dated April 11, 2012 (the “Credit Agreement”). The Term H Loan was issued at a principal amount of $1.0 billion and matures in 2021. Pricing on the Term H Loan was set at LIBOR plus 2.50% with a LIBOR floor of 0.75% and issued at a price of 99.75% of the aggregate principal amount. The Term I Loan was issued at a principal amount of $2.8 billion and matures in 2023. Pricing on the Term I Loan was set at LIBOR plus 2.75% with a LIBOR floor of 0.75% and issued at a price of 99.75% of the aggregate principal amount. The CCO Safari III credit facilities formed a portion of the debt financing that were used to fund the cash portion of the TWC Transaction. Charter Operating assigned all of its obligations with respect to the CCO

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

Safari III credit facilities and transferred all of the proceeds from the CCO Safari III credit facilities to CCO Safari III, and CCO Safari III placed the funds in an escrow account, pending the closing of the TWC Transaction, at which time, Charter Operating re-assumed the obligations in respect of the CCO Safari III credit facilities under the Credit Agreement. Charter paid approximately $34 million of additional debt issuance fees.

CCO Safari III Credit Facilities — Restrictive Covenants

The CCO Safari III credit facilities were subject to the terms and conditions of a separate credit facility and escrow agreement until Charter Operating re-assumed its obligations for the loan. The CCO Safari III credit facilities contain customary representations and warranties and affirmative covenants with limited negative covenants prohibiting CCO Safari III from engaging in any material activities other than performing its obligations under the credit facilities or otherwise issuing other indebtedness pursuant to escrow arrangements similar to the CCO Safari III credit facilities. The events of default under the CCO Safari III credit facilities include, among others:

•	the failure to make payments when due or within the applicable grace period; and

•	any acceleration of the loans and termination of the commitments under the Charter Operating credit facilities.

9.    Loans Receivable (Payable) - Related Party

Loans receivable - related party as of December 31, 2015 consists of loans from the Company to CCOH Safari II, LLC, CCOH Safari, CCO Safari II and CCO Safari III of $96 million, $34 million $508 million and $55 million, respectively. Loans payable-related party as of December 31, 2015 consists of loans from Charter Holdco and CCH II to the Company of $48 million and $285 million, respectively.

Loans receivable - related party as of December 31, 2014 consists of a loan from the Company to CCOH Safari of $112 million. Loans payable-related party as of December 31, 2014 consists of loans from Charter Holdco and CCH II to the Company of $47 million and $279 million, respectively.

10.    Noncontrolling Interest

Noncontrolling interest represents CCH I, LLC’s, an indirect parent company of CCO Holdings, 18.6% membership in CC VIII, LLC (“CC VIII”) of $436 million as of December 31, 2014. Noncontrolling interest in the accompanying condensed consolidated statements of operations represented the 2% accretion of the preferred membership interest in CC VIII plus approximately 18.6% of CC VIII’s income. On December 31, 2015, the CC VIII preferred interest held by CCH I, LLC was contributed to CC VIII and subsequently canceled.

11.     Accounting for Derivative Instruments and Hedging Activities

The Company uses interest rate derivative instruments to manage its interest costs and reduce the Company’s exposure to increases in floating interest rates. The Company manages its exposure to fluctuations in interest rates by maintaining a mix of fixed and variable rate debt. Using interest rate derivative instruments, the Company agrees to exchange, at specified intervals through 2017, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts. The Company does not hold or issue derivative instruments for speculative trading purposes.

The effect of interest rate derivatives on the Company’s consolidated balance sheets is presented in the table below:

	December 31, 2015	December 31, 2014

Accrued interest	$3	$2
Other long-term liabilities	$10	$16
Accumulated other comprehensive loss	$(13)	$(22)

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

The Company holds interest rate derivative instruments not designated as hedges which are marked to fair value, with the impact recorded as a gain or loss on derivative instruments, net in the Company's consolidated statements of operations. While these interest rate derivative instruments are not designated as cash flow hedges for accounting purposes, management continues to believe such instruments are closely correlated with the respective debt, thus managing associated risk. These interest rate derivative instruments were de-designated in 2013 and the balance that remains in accumulated other comprehensive loss for these interest rate derivative instruments is being amortized over the respective lives of the contracts and recorded as a loss within gain (loss) on derivative instruments, net in the Company's consolidated statements of operations. The estimated net amount of existing losses that are reported in accumulated other comprehensive loss as of December 31, 2015 that is expected to be reclassified into earnings within the next twelve months is approximately $8 million.

The effects of derivative instruments on the Company’s consolidated statements of operations is presented in the table below.

	Year Ended December 31,
	2015	2014	2013

Gain (loss) on derivative instruments, net:
Change in fair value of interest rate derivative instruments not designated as cash flow hedges	$5	$12	$38
Loss reclassified from accumulated other comprehensive loss into earnings as a result of cash flow hedge discontinuance	(9)	(19)	(27)
	$(4)	$(7)	$11

As of December 31, 2015 and 2014, the Company had $1.1 billion and $1.4 billion, respectively, in notional amounts of interest rate derivative instruments outstanding. In December 2016, $250 million of currently effective swaps expire and therefore the notional amount of currently effective interest rate swaps will decrease. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged were determined by reference to the notional amount and the other terms of the contracts.

12.    Fair Value Measurements

The accounting guidance establishes a three-level hierarchy for disclosure of fair value measurements, based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Financial Assets and Liabilities

The Company has estimated the fair value of its financial instruments as of December 31, 2015 and 2014 using available market information or other appropriate valuation methodologies. Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

The carrying amounts of cash and cash equivalents, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments.

The Company's restricted cash and cash equivalents were primarily invested in money market funds and 90-day or less commercial paper. The money market funds were valued at the closing price reported by the fund sponsor from an actively traded exchange and commercial paper was valued at cost plus the accretion of the discount on a yield to maturity basis, which approximated fair

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

value. The money market funds and commercial paper potentially subject us to concentration of credit risk. The amount invested within any one financial instrument did not exceed $550 million during the year ended December 31, 2014. As of December 31, 2014, there were no significant concentrations of financial instruments in a single investee, industry or geographic location.

The interest rate derivative instruments are valued using a present value calculation based on an implied forward LIBOR curve (adjusted for Charter Operating’s or counterparties’ credit risk). The weighted average pay rate for the Company’s currently effective interest rate derivative instruments was 1.61% and 1.87% at December 31, 2015 and 2014, respectively (exclusive of applicable spreads).

The Company's financial instruments that are accounted for at fair value on a recurring basis are presented in the table below.

	December 31, 2015			December 31, 2014
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

Assets
Money market funds	$—	$—	$—	$2,014	$—	$—
Commercial paper	$—	$—	$—	$—	$1,500	$—

Liabilities
Interest rate derivatives	$—	$13	$—	$—	$18	$—

A summary of the carrying value and fair value of the Company’s debt at December 31, 2015 and 2014 is as follows:

	December 31, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Debt
Senior notes	$10,443	$10,718	$10,227	$10,660
Credit facilities	$3,502	$3,500	$7,162	$7,186

The estimated fair value of the Company’s senior notes at December 31, 2015 and 2014 is based on quoted market prices in active markets and is classified within Level 1 of the valuation hierarchy, while the estimated fair value of the Company's credit facilities is based on quoted market prices in inactive markets and is classified within Level 2.

Non-financial Assets and Liabilities

The Company’s non-financial assets such as franchises, property, plant, and equipment, and other intangible assets are not measured at fair value on a recurring basis; however they are subject to fair value adjustments in certain circumstances, such as when there is evidence that an impairment may exist.  No impairments were recorded in 2015, 2014 and 2013.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

13.     Operating Costs and Expenses

Operating costs and expenses consist of the following for the years presented:

	Year Ended December 31,
	2015	2014	2013
Programming	$2,678	$2,459	$2,146
Franchise, regulatory and connectivity	435	428	399
Costs to service customers	1,705	1,679	1,575
Marketing	619	610	557
Transition costs	72	14	—
Other	917	783	668

	$6,426	$5,973	$5,345

Programming costs consist primarily of costs paid to programmers for basic, premium, digital, video on demand, and pay-per-view programming. Franchise, regulatory and connectivity costs represent payments to franchise and regulatory authorities and costs directly related to providing Internet and voice services. Costs to service customers include costs related to field operations, network operations and customer care for the Company's residential and small and medium business customers including internal and third party labor for installations, service and repairs, maintenance, billing and collection, occupancy and vehicle costs. Marketing costs represents the costs of marketing to our current and potential commercial and residential customers including labor costs. Transition costs represent incremental costs incurred to increase the scale of the Company's business as a result of the TWC Transaction, Bright House Transaction and Comcast Transactions. See Notes 3 and 8 for additional information. Other includes bad debt expense, corporate overhead, advertising sales expenses, costs associated with the Company's enterprise business customers, property tax and insurance and stock compensation expense, among others.

14.     Other Operating Expenses, Net

Other operating expenses, net consist of the following for the years presented:

	Year Ended December 31,
	2015	2014	2013

Merger and acquisition costs	$70	$38	$16
Special charges, net	15	14	23
Loss on sale of assets, net	4	10	8

	$89	$62	$47

Merger and acquisition costs

Merger and acquisition costs represents costs incurred in connection with merger and acquisition transactions, such as advisory, legal and accounting fees, among others.

Special charges, net

Special charges, net, primarily includes severance charges and net amounts of litigation settlements.

Loss on sale of assets, net

Loss on sale of assets, net, represents the net loss recognized on the sales and disposals of fixed assets and cable systems.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

15.     Stock Compensation Plans

Charter’s 2009 Stock Incentive Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock, restricted stock units and restricted stock.  Directors, officers and other employees of the Company and its subsidiaries, as well as others performing consulting services for the Company, are eligible for grants under the 2009 Stock Incentive Plan. The 2009 Stock Incentive Plan allows for the issuance of up to 14 million shares of Charter Class A common stock (or units convertible into Charter Class A common stock).

Stock options granted prior to 2014 generally vest annually over three or four years from either the grant date or delayed vesting commencement dates. Stock options generally expire ten years from the grant date. Restricted stock vests annually over a one to four-year period beginning from the date of grant. Certain stock options and restricted stock vest based on achievement of stock price hurdles. Restricted stock units have no voting rights, and restricted stock units granted prior to 2014 vest ratably over three or four years from either the grant date or delayed vesting commencement dates. Stock options and restricted stock units granted in 2014 and 2015 cliff vest over three years.

As of December 31, 2015, total unrecognized compensation remaining to be recognized in future periods totaled $89 million for stock options, $2 million for restricted stock and $31 million for restricted stock units and the weighted average period over which they are expected to be recognized is 2 years for stock options, 3 months for restricted stock and 2 years for restricted stock units.

The Company recorded $78 million, $55 million and $48 million of stock compensation expense for the years ended December 31, 2015, 2014 and 2013, respectively, which is included in operating costs and expenses.

A summary of the activity for Charter’s stock options for the years ended December 31, 2015, 2014 and 2013, is as follows (shares in thousands, except per share data):

	Year Ended December 31,
	2015			2014			2013
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value

Outstanding, beginning of period	3,689	$86.29		3,142	$59.86		3,552	$54.35
Granted	1,301	$160.16		1,234	$136.75		276	$108.89
Exercised	(579)	$65.34	$68	(640)	$52.50	$55	(543)	$51.22	$33
Canceled	(72)	$140.36		(47)	$104.57		(143)	$50.54

Outstanding, end of period	4,339	$110.34	$316	3,689	$86.29		3,142	$59.86

Weighted average remaining contractual life	7	years		7	years		7	years

Options exercisable, end of period	1,354	$55.95	$172	1,317	$55.65		1,128	$52.07

Options expected to vest, end of period	2,730	$132.41	$139

Weighted average fair value of options granted	$59.86			$55.08			$41.52

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

A summary of the activity for Charter’s restricted stock for the years ended December 31, 2015, 2014 and 2013, is as follows (shares in thousands, except per share data):

	Year Ended December 31,
	2015		2014		2013
	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price

Outstanding, beginning of period	431	$57.24	653	$56.14	928	$54.16
Granted	7	$182.05	9	$138.57	13	$101.81
Vested	(220)	$58.92	(231)	$57.35	(280)	$51.62
Canceled	—	$—	—	$—	(8)	$56.50

Outstanding, end of period	218	$59.50	431	$57.24	653	$56.14

A summary of the activity for Charter’s restricted stock units for the years ended December 31, 2015, 2014 and 2013, is as follows (shares in thousands, except per share data):

	Year Ended December 31,
	2015		2014		2013
	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price

Outstanding, beginning of period	325	$104.01	288	$74.73	327	$61.79
Granted	164	$162.01	153	$136.54	73	$109.96
Vested	(99)	$71.12	(104)	$70.23	(88)	$61.17
Canceled	(17)	$140.55	(12)	$112.53	(24)	$55.28

Outstanding, end of period	373	$136.51	325	$104.01	288	$74.73

16.    Income Taxes

CCO Holdings is a single member limited liability company not subject to income tax. CCO Holdings holds all operations through indirect subsidiaries. The majority of these indirect subsidiaries are limited liability companies that are not subject to income tax. Certain indirect subsidiaries are taxed as corporations, subject to federal and state tax. The Company does not have a formal tax sharing agreement between the indirect parent company, Charter, and its subsidiaries that file as part of Charter’s consolidated tax return. CCO Holdings’ tax provision reflects the tax provision of the entities required to file separate returns.

All of Charter’s operations, including CCO Holdings', are held through Charter Holdco. Prior to July 2, 2015, Charter Holdco was treated as a partnership for tax purposes. Effective on July 2, 2015, Charter elected to treat two of its wholly owned subsidiaries as disregarded entities for federal and state income tax purposes (the “Election”). The subsidiaries that made the Election are two of the three partners in Charter Holdco. This Election resulted in a deemed liquidation of Charter Holdco into Charter solely for federal and state income tax purposes. After the Election, all taxable income, gains, losses, deductions and credits of Charter Holdco and its indirect limited liability company subsidiaries, including CCO Holdings, will be treated as income of Charter. In addition, the indirect subsidiaries of Charter Holdco that are corporations joined the Charter consolidated group.

For the years ended December 31, 2015, 2014 and 2013, the Company recorded deferred income tax benefit (expense) as shown below. Income tax benefit (expense) is recognized primarily through decreases (increases) in deferred tax liabilities, as well as

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

through current federal and state income tax expense. The tax provision in future periods will vary based on current and future temporary differences, as well as future operating results.

Current and deferred income tax benefit (expense) is as follows:

	Year Ended December 31,
	2015	2014	2013

Current expense:
Federal income taxes	$(1)	$(1)	$(1)
State income taxes	(3)	(2)	(3)

Current income tax expense	(4)	(3)	(4)

Deferred benefit (expense):
Federal income taxes	180	(7)	(6)
State income taxes	34	(3)	(1)

Deferred income tax benefit (expense)	214	(10)	(7)

Income tax benefit (expense)	$210	$(13)	$(11)

Income tax benefit for the year ended December 31, 2015 changed from income tax expense recognized during the year ended December 31, 2014 primarily as a result of the deemed liquidation of Charter Holdco.

The Company’s effective tax rate differs from that derived by applying the applicable federal income tax rate of 35% for the years ended December 31, 2015, 2014, and 2013, respectively, as follows:

	Year Ended December 31,
	2015	2014	2013

Statutory federal income taxes	$(50)	$(26)	$19
Statutory state income taxes, net	(3)	(2)	(3)
Income (losses) allocated to limited liability companies not subject to income taxes	50	18	(26)
Change in valuation allowance	20	(1)	(1)
Organizational restructuring	192	—	—
Other	1	(2)	—

Income tax benefit (expense)	$210	$(13)	$(11)

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

The tax effects of these temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2015 and 2014 are presented below.

	December 31,
	2015	2014
Deferred tax assets:
Loss carryforwards	$4	$54
Accrued and other	—	8

Total gross deferred tax assets	4	62
Less: valuation allowance	—	(20)

Deferred tax assets	$4	$42

Deferred tax liabilities:
Indefinite life intangibles	$(15)	$(139)
Property, plant and equipment	(10)	(113)
Other intangibles	(1)	(24)
Other	(6)	—

Deferred tax liabilities	(32)	(276)

Net deferred tax liabilities	$(28)	$(234)

Charter, the Company’s indirect parent company, is subject to income taxes. Accordingly, in addition to the Company's deferred tax liabilities, Charter has recorded net deferred tax liabilities of approximately $1.6 billion which are not reflected at CCO Holdings.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized.  Due to the Company’s history of losses, valuation allowances were established for the year ended December 31, 2014 except for future taxable income that will result from the reversal of existing temporary differences for which deferred tax liabilities are recognized. Realization of deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The deemed liquidation of Charter Holdco caused a decrease in the deferred tax assets recorded by the Company such that the reversal of existing temporary differences for which deferred tax liabilities are recognized will generate sufficient taxable income for the remaining deferred tax assets to be realized. As such, the Company reversed $20 million of valuation allowance during the year ended December 31, 2015.

In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be “more likely than not” of being sustained upon examination, based on their technical merits. There is considerable judgment involved in making such a determination.  The Company did not have any unrecognized tax benefits as of December 31, 2015 and December 31, 2014.

No tax years for Charter, the Company's indirect parent company, for income tax purposes, are currently under examination by the IRS.  Tax years ending 2012 through 2015 remain subject to examination and assessment. Years prior to 2012 remain open solely for purposes of examination of Charter’s loss and credit carryforwards.

17.    Related Party Transactions

The following sets forth certain transactions in which the Company and the directors, executive officers, and affiliates of the Company are involved or, in the case of the management arrangements, subsidiaries that are debt issuers that pay certain of their parent companies for services.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter and Charter Holdco have provided management services for the cable systems owned or operated by their subsidiaries. Costs associated with providing these services are charged directly to the Company’s operating subsidiaries. All other costs incurred on behalf of Charter’s operating subsidiaries are considered a part of the management fee. These costs are recorded as a component of operating costs and expenses, in the accompanying consolidated financial statements. The management fee charged to the Company’s operating subsidiaries approximated the expenses incurred by Charter Holdco and Charter on behalf of the Company’s operating subsidiaries in 2015, 2014, and 2013.

Liberty Broadband

On May 23, 2015, in connection with the execution of the Merger Agreement and the amendment of the Contribution Agreement, Charter entered into the Amended and Restated Stockholders Agreement with Liberty Broadband, A/N and New Charter (the “Stockholders Agreement”). The Stockholders Agreement replaced Charter’s existing stockholders agreement with Liberty Broadband, dated September 29, 2014, and superseded the amended and restated stockholders agreement among Charter, New Charter, Liberty Broadband and A/N, dated March 31, 2015.

Under the terms of the Stockholders Agreement, the number of New Charter directors is fixed at 13, and includes New Charter’s chief executive officer. Upon the closing of the Bright House Transaction, two designees selected by A/N and three designees selected by Liberty Broadband became members of the board of directors of New Charter. The remaining eight directors (other than the chief executive officer, who became chairman of the board) are independent directors and were selected by the nominating committee of the New Charter board by the approval of both a majority of the nominating committee and a majority of the directors that were not appointed by either A/N or Liberty Broadband. Each of A/N and Liberty Broadband nominated at least one director to each of the committees of the Charter board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty Broadband, and provided that the nominating and compensation committees has at least a majority of directors independent from A/N, Liberty Broadband and New Charter (referred to as the “unaffiliated directors”). The nominating committee is comprised of three unaffiliated directors, and one designee of each of A/N and Liberty Broadband. A/N and Liberty Broadband also has certain other committee designation and other governance rights. Mr. Thomas Rutledge, the Company's Chief Executive Officer ("CEO"), was offered the positions of CEO and chairman of New Charter.

The Company is aware that Dr. John Malone, a member of Charter's board of directors, may be deemed to have a 36.8% voting interest in Liberty Interactive and is Chairman of the board of directors, an executive officer position, of Liberty Interactive. Liberty Interactive owns 38.0% of the common stock of HSN, Inc. (“HSN”) and has the right to elect 20% of the board members of HSN. Liberty Interactive wholly owns QVC, Inc (“QVC”). The Company has programming relationships with HSN and QVC which pre-date the Liberty Media Transaction. For the years ended December 31, 2015 and 2014 and nine months ended December 31, 2013, the Company recorded payments in aggregate of approximately $17 million, $14 million and $10 million, respectively, from HSN and QVC as part of channel carriage fees and revenue sharing arrangements for home shopping sales made to customers in Charter's footprint.

Dr. Malone also serves on the board of directors of Discovery Communications, Inc., (“Discovery”) and the Company is aware that Dr. Malone owns 4.8% in the aggregate of the common stock of Discovery and has a 28.7% voting interest in Discovery for the election of directors. In addition, Dr. Malone owns approximately 10.8% in the aggregate of the common stock of Starz and has 47.2% of the voting power. Mr. Gregory Maffei, a member of Charter's board of directors, is a non-executive Chairman of the board of Starz. The Company purchases programming from both Discovery and Starz pursuant to agreements entered into prior to Dr. Malone and Mr. Maffei joining Charter's board of directors. Based on publicly available information, the Company does not believe that either Discovery or Starz would currently be considered related parties. The amounts paid in aggregate to Discovery and Starz represent less than 3% of total operating costs and expenses for the years ended December 31, 2015 and 2014 and nine months ended December 31, 2013.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

18.    Commitments and Contingencies

Commitments

The following table summarizes the Company’s payment obligations as of December 31, 2015 for its contractual obligations.

	Total	2016	2017	2018	2019	2020	Thereafter

Contractual Obligations
Operating Lease Obligations (1)	$183	$51	$46	$32	$23	$12	$19
Programming Minimum Commitments (2)	545	265	239	13	14	11	3
Other (3)	435	397	19	10	3	2	4

Total	$1,163	$713	$304	$55	$40	$25	$26

(1) The Company leases certain facilities and equipment under non-cancelable operating leases. Leases and rental costs charged to expense for the years ended December 31, 2015, 2014 and 2013 were $49 million, $43 million, $34 million, respectively.

(2) The Company pays programming fees under multi-year contracts ranging from three to ten years, typically based on a flat fee per customer, which may be fixed for the term, or may in some cases escalate over the term. Programming costs included in the accompanying statement of operations were $2.7 billion, $2.5 billion and $2.1 billion for the years ended December 31, 2015, 2014, and 2013 respectively. Certain of the Company’s programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under the Company’s programming contracts.

(3) “Other” represents other guaranteed minimum commitments, which consist primarily of commitments to the Company's customer premise equipment vendors.

The following items are not included in the contractual obligation table due to various factors discussed below. However, the Company incurs these costs as part of its operations:

•
The Company rents utility poles used in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2015, 2014, and 2013 was $53 million, $49 million, and $49 million, respectively.

•
The Company pays franchise fees under multi-year franchise agreements based on a percentage of revenues generated from video service per year. The Company also pays other franchise related costs, such as public education grants, under multi-year agreements. Franchise fees and other franchise-related costs included in the accompanying statement of operations were $212 million, $208 million, and $190 million for the years ended December 31, 2015, 2014, and 2013 respectively.

•	The Company also has $67 million in letters of credit, primarily to its various worker’s compensation, property and casualty, and general liability carriers, as collateral for reimbursement of claims.

Litigation

In 2014, following an announcement by Comcast and TWC of their intent to merge, Breffni Barrett and others filed suit in the Supreme Court of the State of New York for the County of New York against Comcast, TWC and their respective officers and directors.  Later five similar class actions were consolidated with this matter (the “NY Actions”). The NY Actions were settled in July 2014, however, such settlement was terminated following the termination of the Comcast and TWC merger in April 2015.  In May 2015, Charter and TWC announced their intent to merge.  Subsequently, the parties in the NY Actions filed a Second Consolidated Class Action Complaint (the “Second Amended Complaint”), removing Comcast and Tango Acquisition Sub, Inc. as defendants and naming TWC, the members of the TWC board of directors, Charter and the merger subsidiaries as defendants.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

The Second Amended Complaint generally alleges, among other things, that the members of the TWC board of directors breached their fiduciary duties to TWC stockholders during the Charter merger negotiations and by entering into the merger agreement and approving the mergers, and that Charter and its subsidiaries aided and abetted such breaches of fiduciary duties. The complaint sought, among other relief, injunctive relief enjoining the stockholder vote on the mergers, unspecified declaratory and equitable relief, compensatory damages in an unspecified amount, and costs and attorneys’ fees.

In September 2015, the parties entered into a memorandum of understanding (“MOU”) to settle the action. Pursuant to the MOU, the defendants issued certain supplemental disclosures relating to the mergers on a Form 8-K, and plaintiffs agreed to release with prejudice all claims that could have been asserted against defendants in connection with the mergers. The settlement is conditioned on, among other things, consummation of the transactions between TWC and Charter, and must be approved by the New York Supreme Court. In the event that the New York Supreme Court does not approve the settlement, the defendants intend to vigorously defend against any further litigation.

In August 2015, a purported stockholder of Charter filed a lawsuit in the Delaware Court of Chancery, on behalf of a putative class of Charter stockholders, challenging the transactions between Charter, TWC, A/N, and Liberty Broadband announced by Charter on May 26, 2015 (collectively, the “Transactions”). The lawsuit names as defendants Liberty Broadband, Charter, the board of directors of Charter, and New Charter. Plaintiff alleged that the Transactions improperly benefit Liberty Broadband at the expense of other Charter shareholders, and that Charter issued a false and misleading proxy statement in connection with the Transactions.  Plaintiff requested, among other things, that the Delaware Court of Chancery enjoin the September 21, 2015 special meeting of Charter stockholders at which Charter stockholders were asked to vote on the Transactions until the defendants disclosed certain information relating to Charter and the Transactions. The disclosures demanded by the plaintiff included (i) certain unlevered free cash flow projections for Charter and (ii) a Form of Proxy and Right of First Refusal Agreement (“Proxy”) by and among Liberty Broadband, A/N, Charter and New Charter, which was referenced in the description of the Second Amended and Restated Stockholders Agreement, dated May 23, 2015, among Charter, New Charter, Liberty Broadband and A/N. On September 9, 2015, Charter issued supplemental disclosures containing unlevered free cash flow projections for Charter. In return, the plaintiff agreed its disclosure claims were moot and withdrew its application to enjoin the Charter stockholder vote on the Transactions. Charter has not yet responded to this suit but intends to deny any liability, believes that it has substantial defenses, and intends to vigorously defend this suit.

The Montana Department of Revenue ("Montana DOR") generally assesses property taxes on cable companies at 3% and on telephone companies at 6%. Historically, Bresnan's cable and telephone operations have been taxed separately by the Montana DOR. In 2010, the Montana DOR assessed Bresnan as a single telephone business and retroactively assessed it as such for 2007 through 2009. Bresnan filed a declaratory judgment action against the Montana DOR in Montana State Court challenging its property tax classifications for 2007 through 2010. The Montana State Court issued decisions in favor of Bresnan. The Montana DOR filed a notice of appeal to the Montana Supreme Court on September 20, 2012. On December 2, 2013, the Montana Supreme Court reversed the trial court’s decision. On June 19, 2014, the parties settled this dispute. For tax years 2007 through 2009, Charter reduced Bresnan acquisition liabilities by approximately $8 million with the offset to goodwill in 2014, and operating expenses were reduced by approximately $3 million for post-acquisition tax years.

The Company and its parent companies are defendants or co-defendants in several lawsuits involving alleged infringement of various patents relating to various aspects of its businesses. Other industry participants are also defendants in certain of these cases. In the event that a court ultimately determines that the Company and its parent companies infringe on any intellectual property rights, the Company may be subject to substantial damages and/or an injunction that could require the Company or its vendors to modify certain products and services the Company offers to its subscribers, as well as negotiate royalty or license agreements with respect to the patents at issue. While the Company Company and its parent companies believe the lawsuits are without merit and intend to defend the actions vigorously, no assurance can be given that any adverse outcome would not be material to the Company's consolidated financial condition, results of operations, or liquidity. The Company cannot predict the outcome of any such claims nor can it reasonably estimate a range of possible loss.

The Company and its parent companies are party to lawsuits and claims that arise in the ordinary course of conducting its business, including lawsuits claiming violation of wage and hour laws. The ultimate outcome of these other legal matters pending against the Company and its parent companies cannot be predicted, and although such lawsuits and claims are not expected individually to have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity, such lawsuits could have, in the aggregate, a material adverse effect on the Company’s consolidated financial condition, results of operations

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

or liquidity. Whether or not the Company and its parent companies ultimately prevails in any particular lawsuit or claim, litigation can be time consuming and costly and injure the Company's and its parent companies' reputation.

Regulation in the Cable Industry

The operation of a cable system is extensively regulated by the Federal Communications Commission (“FCC”), some state governments and most local governments. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations. Future legislative and regulatory changes could adversely affect the Company’s operations.

19.    Employee Benefit Plan

The Company’s employees may participate in the Charter Communications, Inc. 401(k) Plan. Employees that qualify for participation can contribute up to 50% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. Each payroll period, the Company will contribute to the 401(k) Plan the total amount of the salary contribution the employee elects to defer between 1% and 50%. The Company’s matching contribution is discretionary and is equal to 50% of the amount of the salary reduction the participant elects to defer (up to 6% of the participant’s eligible compensation), excluding any catch-up contributions and is paid by the Company on a per pay period basis.  The Company made contributions to the 401(k) plan totaling $23 million, $19 million and $16 million for the years ended December 31, 2015, 2014 and 2013, respectively.

20.    Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), which is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP.  The new standard provides a single principles-based, five-step model to be applied to all contracts with customers, which steps are to (1) identify the contract(s) with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when each performance obligation is satisfied. More specifically, revenue will be recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services.  ASU 2014-09 will be effective, reflecting the one-year deferral, for interim and annual periods beginning after December 15, 2017 (January 1, 2018 for the Company).  Early adoption of the standard is permitted but not before the original effective date. Companies can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is currently in the process of evaluating the impact that the adoption of ASU 2014-09 will have on its consolidated financial statements and selecting the method of transition to the new standard.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03"), which requires the cost of issuing debt to no longer be recorded as a separate asset but rather to be presented on the balance sheet as a direct reduction to the carrying value of the related debt liability, similar to the presentation of debt discounts.  ASU 2015-03 will be effective for interim and annual periods beginning after December 15, 2015 (January 1, 2016 for the Company) including retrospective conforming presentation of prior periods presented.  Early adoption of the standard is permitted. The Company early adopted ASU 2015-03 on December 31, 2015.

In April 2015, the FASB issued ASU No. 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement ("ASU 2015-05"), which provides guidance in determining whether fees for purchasing cloud computing services (or hosted software solutions) are considered internal-use software or should be considered a service contract.  The cloud computing agreement that includes a software license should be accounted for in the same manner as internal-use software if customer has contractual right to take possession of the software during the hosting period without significant penalty and it is feasible to either run the software on customer’s hardware or contract with another vendor to host the software. Arrangements that don’t meet the requirements for internal-use software should be accounted for as a service contract. ASU 2015-05 will be effective for interim and annual periods beginning after December 15, 2015 (January 1, 2016 for the Company).  Early adoption of the standard is permitted.  The Company is currently in the process of evaluating the impact that the adoption of ASU 2015-05 will have on its

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

consolidated financial statements. This new accounting standard is not anticipated to have a material impact on the Company's financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which requires that all deferred tax liabilities and assets be classified as noncurrent amounts on the balance sheet. ASU 2015-17 will be effective for interim and annuals periods beginning after December 15, 2016 (January 1, 2017 for the Company) and may be applied prospectively or retrospectively. Early adoption of the standard is permitted. The Company early adopted this standard retrospectively on December 31, 2015.

21.    Unaudited Quarterly Financial Data

The following table presents quarterly data for the periods presented on the consolidated statement of operations:

	Year Ended December 31, 2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$2,362	$2,430	$2,450	$2,512
Income from operations	$249	$269	$273	$323
Net income (loss)	$(10)	$(87)	$282	$123

	Year Ended December 31, 2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$2,202	$2,259	$2,287	$2,360
Income from operations	$240	$236	$218	$277
Net income (loss)	$11	$2	$(10)	$15

22.     Consolidating Schedules

The accompanying consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Affiliates Whose Securities Collateralize an Issue Registered or Being Registered. This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.

The CCO Holdings notes are obligations of CCO Holdings. However, the CCO Holdings notes are also jointly, severally, fully and unconditionally guaranteed on an unsecured senior basis by Charter.

The Charter Operating and Restricted Subsidiaries column is presented as a requirement pursuant to the terms of Charter Operating’s Amended and Restated Credit Agreement dated April 11, 2012 (the “Credit Agreement”). The Unrestricted Subsidiary column consists of CCO Safari which is a Non-Recourse Subsidiary under the Credit Agreement and that held the Term G Loans. The Term G Loans were also repaid in April 2015 upon receiving the Termination Notice of the Comcast Transactions. See Note 8 for additional information.

Consolidating financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 follow.

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

CCO Holdings, LLC
Consolidating Balance Sheet
As of December 31, 2015

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$5	$—	$—	$5
Accounts receivable, net	—	264	—	—	264
Receivables from related party	14	—	—	(14)	—
Prepaid expenses and other current assets	—	55	—	—	55
Total current assets	14	324	—	(14)	324

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	—	8,317	—	—	8,317
Franchises	—	6,006	—	—	6,006
Customer relationships, net	—	856	—	—	856
Goodwill	—	1,168	—	—	1,168
Total investment in cable properties, net	—	16,347	—	—	16,347

INVESTMENT IN SUBSIDIARIES	11,303	—	—	(11,303)	—
LOANS RECEIVABLE – RELATED PARTY	613	563	—	(483)	693
OTHER NONCURRENT ASSETS	—	116	—	—	116

Total assets	$11,930	$17,350	$—	$(11,800)	$17,480

LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$165	$1,311	$—	$—	$1,476
Payables to related party	—	345	—	(14)	331
Total current liabilities	165	1,656	—	(14)	1,807

LONG-TERM DEBT	10,443	3,502	—	—	13,945
LOANS PAYABLE – RELATED PARTY	—	816	—	(483)	333
DEFERRED INCOME TAXES	—	28	—	—	28
OTHER LONG-TERM LIABILITIES	—	45	—	—	45

MEMBER'S EQUITY	1,322	11,303	—	(11,303)	1,322

Total liabilities and member's equity	$11,930	$17,350	$—	$(11,800)	$17,480

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

CCO Holdings, LLC
Consolidating Balance Sheet
As of December 31, 2014

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$—	$—	$—
Accounts receivable, net	—	275	—	—	275
Receivables from related party	11	—	—	(11)	—
Prepaid expenses and other current assets	—	47	—	—	47
Total current assets	11	322	—	(11)	322

RESTRICTED CASH AND CASH EQUIVALENTS	—	—	3,514	—	3,514

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	—	8,344	—	—	8,344
Franchises	—	6,006	—	—	6,006
Customer relationships, net	—	1,105	—	—	1,105
Goodwill	—	1,168	—	—	1,168
Total investment in cable properties, net	—	16,623	—	—	16,623

CC VIII PREFERRED INTEREST	—	—	—	—	—
INVESTMENT IN SUBSIDIARIES	10,331	27	—	(10,358)	—
LOANS RECEIVABLE – RELATED PARTY	584	—	—	(472)	112
OTHER NONCURRENT ASSETS	—	113	—	—	113

Total assets	$10,926	$17,085	$3,514	$(10,841)	$20,684

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$187	$1,259	$8	$—	$1,454
Payables to related party	—	287	—	(11)	276
Total current liabilities	187	1,546	8	(11)	1,730

LONG-TERM DEBT	10,227	3,683	3,479	—	17,389
LOANS PAYABLE – RELATED PARTY	—	798	—	(472)	326
DEFERRED INCOME TAXES	—	234	—	—	234
OTHER LONG-TERM LIABILITIES	—	57	—	—	57

Member’s equity	512	10,331	27	(10,358)	512
Non-controlling interest	—	436	—	—	436
Total member’s equity	512	10,767	27	(10,358)	948

Total liabilities and member’s equity	$10,926	$17,085	$3,514	$(10,841)	$20,684

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

CCO Holdings, LLC
Consolidating Statement of Operations
For the year ended December 31, 2015

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated

REVENUES	$—	$9,754	$—	$—	$9,754

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	—	6,426	—	—	6,426
Depreciation and amortization	—	2,125	—	—	2,125
Other operating expenses, net	—	89	—	—	89

	—	8,640	—	—	8,640

Income from operations	—	1,114	—	—	1,114

OTHER INCOME AND (EXPENSES):
Interest expense, net	(642)	(151)	(47)	—	(840)
Loss on extinguishment of debt	(123)	—	(3)	—	(126)
Loss on derivative instruments, net	—	(4)	—	—	(4)
Equity in income (loss) of subsidiaries	1,073	(50)	—	(1,023)	—

	308	(205)	(50)	(1,023)	(970)

Income (loss) before income taxes	308	909	(50)	(1,023)	144

INCOME TAX BENEFIT	—	210	—	—	210

Consolidated net income (loss)	308	1,119	(50)	(1,023)	354

Less: Net income – non-controlling interest	—	(46)	—	—	(46)

Net income (loss)	$308	$1,073	$(50)	$(1,023)	$308

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

CCO Holdings, LLC
Consolidating Statement of Operations
For the year ended December 31, 2014

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated

REVENUES	$—	$9,108	$—	$—	$9,108

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	—	5,973	—	—	5,973
Depreciation and amortization	—	2,102	—	—	2,102
Other operating expenses, net	—	62	—	—	62

	—	8,137	—	—	8,137

Income from operations	—	971	—	—	971

OTHER INCOME AND (EXPENSES):
Interest expense, net	(679)	(165)	(45)	—	(889)
Loss on derivative instruments, net	—	(7)	—	—	(7)
Equity in income (loss) of subsidiaries	697	(45)	—	(652)	—

	18	(217)	(45)	(652)	(896)

Income (loss) before income taxes	18	754	(45)	(652)	75

INCOME TAX EXPENSE	—	(13)	—	—	(13)

Consolidated net income (loss)	18	741	(45)	(652)	62

Less: Net income – non-controlling interest	—	(44)	—	—	(44)

Net income (loss)	$18	$697	$(45)	$(652)	$18

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

CCO Holdings, LLC
Consolidating Statement of Operations
For the year ended December 31, 2013

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated

REVENUES	$—	$8,155	$—	$—	$8,155

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	—	5,345	—	—	5,345
Depreciation and amortization	—	1,854	—	—	1,854
Other operating expenses, net	—	47	—	—	47

	—	7,246	—	—	7,246

Income from operations	—	909	—	—	909

OTHER INCOME AND (EXPENSES):
Interest expense, net	(681)	(173)	—	—	(854)
Loss on extinguishment of debt	(65)	(58)	—	—	(123)
Gain on derivative instruments, net	—	11	—	—	11
Equity in income (loss) of subsidiaries	632	—	—	(632)	—

	(114)	(220)	—	(632)	(966)

Income (loss) before income taxes	(114)	689	—	(632)	(57)

INCOME TAX EXPENSE	—	(11)	—	—	(11)

Consolidated net income (loss)	(114)	678	—	(632)	(68)

Less: Net income – non-controlling interest	—	(46)	—	—	(46)

Net income (loss)	$(114)	$632	$—	$(632)	$(114)

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

CCO Holdings, LLC
Consolidating Statement of Comprehensive Income (Loss)
For the year ended December 31, 2015

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated

Consolidated net income (loss)	$308	$1,119	$(50)	$(1,023)	$354
Net impact of interest rate derivative instruments, net of tax	9	9	—	(9)	9

Comprehensive income (loss)	$317	$1,128	$(50)	$(1,032)	$363

CCO Holdings, LLC
Consolidating Statement of Comprehensive Income (Loss)
For the year ended December 31, 2014

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated

Consolidated net income (loss)	$18	$741	$(45)	$(652)	$62
Net impact of interest rate derivative instruments, net of tax	19	19	—	(19)	19

Comprehensive income (loss)	$37	$760	$(45)	$(671)	$81

CCO Holdings, LLC
Consolidating Statement of Comprehensive Income (Loss)
For the year ended December 31, 2013

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated

Consolidated net income (loss)	$(114)	$678	$—	$(632)	$(68)
Net impact of interest rate derivative instruments, net of tax	34	34	—	(34)	34

Comprehensive income (loss)	$(80)	$712	$—	$(666)	$(34)

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

CCO Holdings, LLC
Consolidating Statement of Cash Flows
For the year ended December 31, 2015

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$308	$1,119	$(50)	$(1,023)	$354
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	—	2,125	—	—	2,125
Noncash interest expense	16	12	—	—	28
Loss on extinguishment of debt	123	—	3	—	126
Loss on derivative instruments, net	—	4	—	—	4
Deferred income taxes	—	(214)	—	—	(214)
Equity in (income) losses of subsidiaries	(1,073)	50	—	1,023	—
Other, net	—	82	—	—	82
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	—	10	—	—	10
Prepaid expenses and other assets	—	(5)	—	—	(5)
Accounts payable, accrued liabilities and other	(23)	17	(8)	—	(14)
Receivables from and payables to related party	(14)	75	—	—	61

Net cash flows from operating activities	(663)	3,275	(55)	—	2,557

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	—	(1,840)	—	—	(1,840)
Change in accrued expenses related to capital expenditures	—	28	—	—	28
Contribution to subsidiary	(46)	(24)	—	70	—
Distributions from subsidiary	715	—	—	(715)	—
Change in restricted cash and cash equivalents	—	—	3,514	—	3,514
Other, net	—	(12)	—	—	(12)

Net cash flows from investing activities	669	(1,848)	3,514	(645)	1,690

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,700	1,555	—	—	4,255
Repayments of long-term debt	(2,598)	(1,745)	(3,483)	—	(7,826)
Loans to related parties, net	(18)	(563)	—	—	(581)
Payment for debt issuance costs	(24)	—	—	—	(24)
Contributions from parent	15	46	24	(70)	15
Distributions to parent	(82)	(715)	—	715	(82)
Other, net	1	—	—	—	1

Net cash flows from financing activities	(6)	(1,422)	(3,459)	645	(4,242)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	5	—	—	5
CASH AND CASH EQUIVALENTS, beginning of period	—	—	—	—	—

CASH AND CASH EQUIVALENTS, end of period	$—	$5	$—	$—	$5

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

CCO Holdings, LLC
Consolidating Statement of Cash Flows
For the year ended December 31, 2014

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$18	$741	$(45)	$(652)	$62
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	—	2,102	—	—	2,102
Noncash interest expense	25	12	—	—	37
Loss on derivative instruments, net	—	7	—	—	7
Deferred income taxes	—	10	—	—	10
Equity in (income) losses of subsidiaries	(697)	45	—	652	—
Other, net	—	67	—	—	67
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	—	(49)	—	—	(49)
Prepaid expenses and other assets	—	(8)	—	—	(8)
Accounts payable, accrued liabilities and other	—	90	9	—	99
Receivables from and payables to related party	(11)	68	—	—	57

Net cash flows from operating activities	(665)	3,085	(36)	—	2,384

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	—	(2,221)	—	—	(2,221)
Change in accrued expenses related to capital expenditures	—	33	—	—	33
Sales of cable systems, net	—	11	—	—	11
Contribution to subsidiary	(100)	(71)	—	171	—
Distributions from subsidiary	1,132	—	—	(1,132)	—
Change in restricted cash and cash equivalents	—	—	(3,514)	—	(3,514)
Other, net	—	(10)	—	—	(10)

Net cash flows from investing activities	1,032	(2,258)	(3,514)	(961)	(5,701)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	—	1,823	3,483	—	5,306
Repayments of long-term debt	(350)	(1,630)	—	—	(1,980)
Loans to related parties, net	(112)	—	—	—	(112)
Payment for debt issuance costs	—	—	(4)	—	(4)
Contributions from parent	100	100	71	(171)	100
Distributions to parent	(5)	(1,132)	—	1,132	(5)
Other, net	—	(4)	—	—	(4)

Net cash flows from financing activities	(367)	(843)	3,550	961	3,301

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	(16)	—	—	(16)
CASH AND CASH EQUIVALENTS, beginning of period	—	16	—	—	16

CASH AND CASH EQUIVALENTS, end of period	$—	$—	$—	$—	$—

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

CCO Holdings, LLC
Consolidating Statement of Cash Flows
For the year ended December 31, 2013

	CCO Holdings	Charter Operating and Restricted Subsidiaries	Unrestricted Subsidiary - CCO Safari	Eliminations	CCO Holdings Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$(114)	$678	$—	$(632)	$(68)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	—	1,854	—	—	1,854
Noncash interest expense	27	16	—	—	43
Loss on extinguishment of debt	65	58	—	—	123
Gain on derivative instruments, net	—	(11)	—	—	(11)
Deferred income taxes	—	7	—	—	7
Equity in (income) losses of subsidiaries	(632)	—	—	632	—
Other, net	—	82	—	—	82
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	—	14	—	—	14
Prepaid expenses and other assets	—	(1)	—	—	(1)
Accounts payable, accrued liabilities and other	41	76	—	—	117
Receivables from and payables to related party	(10)	6	—	—	(4)

Net cash flows from operating activities	(623)	2,779	—	—	2,156

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	—	(1,825)	—	—	(1,825)
Change in accrued expenses related to capital expenditures	—	76	—	—	76
Purchases of cable systems, net	—	(676)	—	—	(676)
Contribution to subsidiary	(1,022)	—	—	1,022	—
Distributions from subsidiary	630	—	—	(630)	—
Other, net	—	(19)	—	—	(19)

Net cash flows from investing activities	(392)	(2,444)	—	392	(2,444)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,000	4,782	—	—	6,782
Repayments of long-term debt	(955)	(5,565)	—	—	(6,520)
Borrowings (payments) loans payable - related parties	(93)	93	—	—	—
Payment for debt issuance costs	(25)	(25)	—	—	(50)
Contributions from parent	89	1,022	—	(1,022)	89
Distributions to parent	(1)	(630)	—	630	(1)
Other, net	—	(2)	—	—	(2)

Net cash flows from financing activities	1,015	(325)	—	(392)	298

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	10	—	—	10
CASH AND CASH EQUIVALENTS, beginning of period	—	6	—	—	6

CASH AND CASH EQUIVALENTS, end of period	$—	$16	$—	$—	$16

CCO HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(dollars in millions, except where indicated)

23.    Subsequent Events

In February 2016, CCO Holdings and CCO Holdings Capital Corp. closed on transactions in which they issued $1.7 billion aggregate principal amount of 5.875% senior notes due 2024 and in April 2016, they closed on transactions in which they issued $1.5 billion aggregate principal amount of 5.50% senior notes due 2026 at a price of 100.075% of the aggregate principal amount. The net proceeds from both issuances were used to redeem CCO Holdings’ 7.000% senior notes due 2019, 7.375% senior notes due 2020, 6.500% senior notes due 2021 and pay related fees and expenses and for general corporate purposes.

In connection with the closing of the TWC Transaction, Charter Operating replaced its existing revolving facility with a new $3.0 billion senior secured revolving facility under the Credit Agreement. In connection with the closing of the Bright House Transaction, Charter Operating closed on a $2.6 billion aggregate principal amount term loan A-2 facility ("Term Loan A-2") pursuant to the terms of the Credit Agreement. Pricing on Term Loan A-2 was set at LIBOR plus 2%.